Exhibit 99.1

ARRIS Completes Acquisition of Ruckus Wireless and ICX Switch Business

Combination poised for next stage of growth in networking

Suwanee, Ga. – December 1, 2017 – ARRIS International plc (NASDAQ:ARRS) has completed its acquisition of the Ruckus Wireless® and ICX® Switch business from Broadcom Limited (NASDAQ: AVGO). With this acquisition, ARRIS® builds on a leadership position in networking and entertainment for service providers while expanding into new enterprise and vertical markets.

The deal strategically positions ARRIS for a new phase of growth by leveraging the companies’ combined technology assets to enable next-generation wireless and wired networks. The Ruckus target vertical markets span hospitality, education, government, service providers, multi-dwelling / tenant units, sports / entertainment venues, and transportation centers. Additionally, Ruckus’ trailblazing leadership in the small-cell CBRS LTE market represents an opportunity to deploy converged Wi-Fi and LTE using common cloud-based control and management capabilities.

Dan Rabinovitsj—previously COO of Ruckus Wireless—will lead a new ARRIS Enterprise Networks business segment. Ruckus Networks, an ARRIS company, will operate as a dedicated business under Enterprise Networks. The business will focus on the delivery of innovative, high-performance wireless and wired network infrastructure, with a robust channel-led sales strategy.

“This combination underscores our shared vision of achieving market leadership across wireless and wired networks in close partnership with our valued customers and channels,” said Dan Rabinovitsj, President of ARRIS Enterprise Networks. “We’re very excited about the collaboration opportunities across our product portfolios to enable connectivity from the office to the home and to all the places in between. Joining ARRIS means we still do what Ruckus does best, but on a larger, global scale. I’m excited to lead the Ruckus Networks team into our next stage of growth and innovation.”

“I’m proud to welcome the 1,700 talented Ruckus Wireless and ICX Switch Business employees into the ARRIS family,” said Bruce McClelland, ARRIS CEO. “It’s an important milestone, not only for ARRIS but for our industries. Ruckus’ unmatched expertise in wireless and wired networking perfectly complements our growth strategy of driving towards a constantly connected, mobile future. The acquisition brings diversification to our portfolio, building on our strength in networking and helping us to serve new verticals. Ultimately, our combined portfolios and scale will help our customers and partners deliver a smart, simple connected world for billions of people.”

ARRIS management will conduct a conference call at 8:00 am ET, Thursday, December 14, 2017, to provide an update on Ruckus Networks. You may participate in this conference call by dialing 888.655.5028 or +1.503.343.6025 for international calls prior to the start of the call. Live internet access to the call will be available through the following link. A replay can be accessed approximately two hours after the call through December 21, 2017, by dialing 855.859.2056 or +1.404.537.3406 for international calls and using the passcode 6288025. A replay also will be made available for a period of 12 months following the conference call on the ARRIS web site.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is powering a smart, connected world. The company’s leading hardware, software and services transform the way that people and businesses stay informed, entertained and connected. For more information, visit www.arris.com.

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Forward-Looking Statements

Statements made in this report related to the acquisition of the Ruckus Business Networks, the general market outlook and industry trends are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things, the anticipated benefits from the Ruckus Networks acquisition may not be realized; we may encounter significant transaction costs and unknown liabilities in connection with the Ruckus Business Networks acquisition; our customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer; and because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business and results from operations. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2017. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements publicly or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

Bob Puccini

Investor Relations

+1.720.895.7787

Jeanne Russo

Media and Industry Analysts

+1.215.323.1880

ARRIS, the ARRIS Logo, Ruckus Wireless, ICX and the Ruckus Logo are trademarks or registered trademarks of ARRIS International plc or its Affiliates. All other trademarks are the property of their respective owners.

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